NEWS RELEASE For More Information: Ken McEwen Investor Relations Manager 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com
ProAssurance Reports Results for Third Quarter 2021
BIRMINGHAM, AL – (BUSINESSWIRE) – November 8, 2021 – ProAssurance Corporation (NYSE: PRA) reports net income of $12.2 million, or $0.23 per diluted share, and operating income(1) of $13.8 million, or $0.25 per diluted share, for the three months ended September 30, 2021.
(1)Operating income is a Non-GAAP financial measure. See a reconciliation of net income to Non-GAAP operating income under the heading “Non-GAAP Financial Measures” that follows.
Highlights - Third Quarter 2021(2)
•$272.2 million in net premiums earned, an increase of approximately 40%
◦Driven by the addition of NORCAL premiums to the Specialty Property & Casualty (“Specialty P&C”) segment
•$8.6 million of net favorable prior accident year reserve development, driven by $6.8 million in Specialty P&C
•Continued rate gains in Specialty P&C and a slight rate increase in traditional Workers’ Compensation Insurance business
•Strong retention in all underwriting segments
•6 point decrease in the consolidated expense ratio, with improvement in every segment
◦Primarily reflects the impact of the NORCAL acquisition and application of GAAP purchase accounting rules
•$34.5 million net investment result, an increase of 58.5%
◦$19.3 million in net investment income
◦$15.2 million in equity in earnings of unconsolidated subsidiaries

(2) Comparisons are to the third quarter of 2020
Management Commentary & Results of Operations
“The continued successful execution of our strategy is evident in the results of the third quarter,” said Ned Rand, President and Chief Executive Officer of ProAssurance. “We achieved notable improvement in our Specialty P&C combined ratio, and made excellent progress on our NORCAL integration plan. The combination of strong renewal pricing and retention across all lines within our Specialty P&C business is an indication of the value customers place in our products and services. While we responded to a perceived increase in workers’ compensation loss activity during the quarter, I am confident our operating model positions us well to rapidly respond to an economy still evolving under the pall of COVID-19. By responding early, we are out in front of these developments. In all, we are making solid progress toward our long-term profit objectives, and I thank our team members for their excellent work and perseverance.”
Higher net income was driven by another strong performance from our investments in various LPs and LLCs, and improvement in the results of our Specialty P&C segment. The year-over-year increase was somewhat offset by lower income from our Segregated Portfolio Cell Reinsurance (“SPCR”) and Lloyd’s Syndicates segments and a loss in our Workers’ Compensation Insurance Segment.
Consolidated gross premiums written increased year-over-year primarily due to top line growth in our Specialty P&C segment through the NORCAL acquisition and, to a lesser extent, growth in our Workers’ Compensation Insurance segment. We achieved strong retention across all lines of business except Specialty Healthcare.
Our consolidated net loss ratio increased 7.3 points from the year ago quarter, primarily driven by a higher current accident year net loss ratio in our Workers’ Compensation Insurance segment, lower level of favorable reserve development in our SPCR segment, and unfavorable development in our Lloyd’s Syndicates segment.
The consolidated expense ratio decreased 6 points in the third quarter, primarily attributable to the additional earned premium contributed by NORCAL with comparatively low expenses as a result of related purchase accounting adjustments.
Our consolidated net investment result increased due to higher reported earnings from investments in LPs/LLCs and additional net investment income from our acquisition of NORCAL. This increase was partially offset by lower yields on our corporate debt securities and short-term investments given the continued low interest rate environment.
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CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
Selected consolidated financial data for each period is summarized in the table below. Our results for the three and nine months ended September 30, 2021 include NORCAL's results since the date of acquisition (May 5, 2021).

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, except per share data)	2021	2020	Change	2021	2020	Change
Revenues
Gross premiums written(1)	$308,655	$245,115	25.9%	$741,883	$692,591	7.1%
Net premiums written	$287,043	$213,260	34.6%	$677,527	$605,222	11.9%
Net premiums earned	$272,248	$194,559	39.9%	$698,598	$605,708	15.3%
Net investment income	19,278	16,924	13.9%	51,713	55,877	(7.5%)
Equity in earnings (loss) of unconsolidated subsidiaries	15,244	4,853	214.1%	33,959	(22,065)	253.9%
Net realized investment gains (losses)	530	8,838	(94.0%)	20,212	150	13,374.7%
Other income(1)	2,400	1,723	39.3%	6,862	5,668	21.1%
Total revenues(1)	309,700	226,897	36.5%	811,344	645,338	25.7%
Expenses
Net losses and loss adjustment expenses	223,393	145,581	53.4%	555,030	521,412	6.4%
Underwriting, policy acquisition and operating expenses(1)	66,812	59,433	12.4%	200,450	180,178	11.3%
SPC U.S. federal income tax expense	431	871	(50.5%)	1,291	1,573	(17.9%)
SPC dividend expense (income)	1,320	3,854	(65.7%)	5,926	7,988	(25.8%)
Interest expense	5,814	3,881	49.8%	14,203	11,725	21.1%
Goodwill impairment	—	161,115	nm	—	161,115	nm
Total expenses(1)	297,770	374,735	(20.5%)	776,900	883,991	(12.1%)
Gain on bargain purchase	—	—	nm	74,408	—	nm
Income (loss) before income taxes	11,930	(147,838)	108.1%	108,852	(238,653)	145.6%
Income tax expense (benefit)	(270)	2,141	(112.6%)	(3,132)	(48,621)	93.6%
Net income (loss)	$12,200	$(149,979)	108.1%	$111,984	$(190,032)	158.9%
Non-GAAP operating income (loss)	$13,766	$2,559	437.9%	$42,452	$(31,029)	236.8%
Weighted average number of common shares outstanding
Basic	53,982	53,889		53,955	53,854
Diluted	54,078	53,918		54,042	53,896
Earnings (loss) per share
Net income (loss) per diluted share	$0.23	$(2.78)	$3.01	$2.07	$(3.53)	$5.60
Non-GAAP operating income (loss) per diluted share	$0.25	$0.05	$0.20	$0.79	$(0.58)	$1.37
(1) Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 15 of the Notes to Condensed Consolidated Financial Statements in our September 30, 2021 report on Form 10-Q for amounts by line item.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.

BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	September 30, 2021	December 31, 2020
Total investments	$4,824,125	$3,389,345
Total assets	$6,327,268	$4,654,803
Total liabilities	$4,904,166	$3,305,593
Common shares (par value $0.01)	$633	$632
Retained earnings	$1,405,049	$1,301,163
Treasury shares	$(415,962)	$(415,962)
Shareholders’ equity	$1,423,102	$1,349,210
Book value per share	$26.36	$25.04
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CONSOLIDATED KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Current accident year net loss ratio	85.2%	80.7%	83.3%	91.8%
Effect of prior accident years’ reserve development	(3.1%)	(5.9%)	(3.9%)	(5.7%)
Net loss ratio	82.1%	74.8%	79.4%	86.1%
Underwriting expense ratio	24.5%	30.5%	28.7%	29.7%
Combined ratio	106.6%	105.3%	108.1%	115.8%
Operating ratio	99.5%	96.6%	100.7%	106.6%
Return on equity(1)	4.0%	(8.8%)	4.2%	(14.1%)

Combined ratio, excluding transaction-related costs(2)	105.8%	105.3%	104.8%	115.8%
(1) Annualized. Transaction-related costs associated with our acquisition of NORCAL were not annualized in our calculation of ROE for the three and nine months ended September 30, 2021. Further, the $161.1 million goodwill impairment recognized during the third quarter of 2020 was not annualized in our calculation of ROE for the three and nine months ended September 30, 2020 as it is a non-recurring charge. In addition, the $74.4 million gain on bargain purchase recognized during the second quarter of 2021 was excluded in our calculation of ROE for the nine months ended September 30, 2021 consistent with our treatment of gains on bargain purchases from previous acquisitions.

(2) Our consolidated underwriting expense ratio for the 2021 three- and nine-month periods includes $2.3 million and $23.5 million, respectively, of transaction-related costs included in consolidated operating expenses associated with our acquisition of NORCAL. These costs do not reflect normal operating results.

SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross premiums written	$235,091	$158,257	48.6%	$515,414	$420,702	22.5%
Net premiums written	$218,636	$135,399	61.5%	$467,383	$359,337	30.1%
Net premiums earned	$203,716	$117,849	72.9%	$487,963	$365,305	33.6%
Other income	860	726	18.5%	2,800	3,515	(20.3%)
Total revenues	204,576	118,575	72.5%	490,763	368,820	33.1%
Net losses and loss adjustment expenses	(176,490)	(102,951)	71.4%	(417,890)	(373,442)	11.9%
Underwriting, policy acquisition and operating expenses	(36,147)	(28,074)	28.8%	(91,369)	(82,894)	10.2%
Total expenses	(212,637)	(131,025)	62.3%	(509,259)	(456,336)	11.6%
Segment results	$(8,061)	$(12,450)	35.3%	$(18,496)	$(87,516)	78.9%

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Current accident year net loss ratio	90.0%	89.8%	89.7%	107.9%
Effect of prior accident years’ reserve development	(3.4%)	(2.4%)	(4.1%)	(5.7%)
Net loss ratio	86.6%	87.4%	85.6%	102.2%
Underwriting expense ratio	17.7%	23.8%	18.7%	22.7%
Combined ratio	104.3%	111.2%	104.3%	124.9%
The Specialty P&C segment continues to report incremental year-over-year improvement in its results. This is driven by disciplined underwriting, focus on operational excellence, and the advantages of scope and scale achieved through the NORCAL acquisition.
The year-over-year increase in gross premiums written is primarily attributable to the addition of $72.5 million from the NORCAL acquisition, the majority of which is Standard Physicians business. Premium retention was 84% in the third quarter, driven by 85% retention in Standard Physicians, including 90% in the NORCAL physician book of business. We delivered strong retention results in our Small Business Unit and Medical Technology Liability lines, which were 91% and
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90%, respectively. Retention in our Specialty Healthcare business was 69%, partly driven by the loss of a large policy due to the insureds decision to enter into a captive arrangement. We achieved high single digit price increases across our legacy Specialty P&C book. In the NORCAL book of business, we achieved increases of approximately 10% in Standard Physicians and 18% in Specialty Healthcare during the quarter.
New business writings were $11.2 million in the third quarter, compared to $8.7 million in the year-ago period. The increase is primarily attributable to new premium in our Specialty business, which increased to $6.4 million from $4.2 million in the comparable period of 2020, and our Standard Physicians business, which increased to $2.3 million from $1.1 million.
The current accident year net loss ratio was essentially flat from the year ago quarter, as improvement in our legacy ProAssurance business was offset by higher average loss ratios associated with NORCAL business as compared to our other books of business in this segment.
We observed a reduction in claims frequency in 2020 that has continued into 2021, some of which was driven by the impacts of the COVID-19 pandemic and our re-underwriting efforts. Given these favorable trends, we began to recognize some of the benefits in our HCPL current accident year loss ratio during the third quarter of 2021.
We recognized net favorable prior accident year reserve development of approximately $6.8 million in the third quarter, compared to $2.9 million in the same period of 2020, principally related to accident years 2017 through 2020. Favorable development in the quarter included $2.9 million related to the amortization of the purchase accounting fair value adjustment on NORCAL's reserves.
The lower expense ratio for the quarter reflects the impact of the NORCAL acquisition and related purchase accounting adjustments. While NORCAL contributed $82.9 million of earned premium in the period, it added only $8.5 million of expenses, which had the effect of decreasing our expense ratio by 5.2 points in the quarter. Exclusive of the NORCAL impact (earned premiums and expenses), the segment expense ratio decreased approximately 1 percentage point in the quarter.
WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross premiums written	$64,594	$62,996	2.5%	$194,767	$199,447	(2.3%)
Net premiums written	$46,702	$44,758	4.3%	$134,370	$135,370	(0.7%)

Net premiums earned	$42,235	$42,516	(0.7%)	$122,872	$129,437	(5.1%)
Other income	437	441	(0.9%)	1,730	1,717	0.8%
Total revenues	42,672	42,957	(0.7%)	124,602	131,154	(5.0%)

Net losses and loss adjustment expenses	(31,364)	(26,455)	18.6%	(85,323)	(84,648)	0.8%
Underwriting, policy acquisition and operating expenses	(13,521)	(14,983)	(9.8%)	(38,519)	(42,604)	(9.6%)
Total expenses	(44,885)	(41,438)	8.3%	(123,842)	(127,252)	(2.7%)
Segment results	$(2,213)	$1,519	(245.7%)	$760	$3,902	(80.5%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Current accident year net loss ratio	77.8%	66.9%	74.0%	69.2%
Effect of prior accident years’ reserve development	(3.5%)	(4.7%)	(4.6%)	(3.8%)
Net loss ratio	74.3%	62.2%	69.4%	65.4%
Underwriting expense ratio	32.0%	35.2%	31.3%	32.9%
Combined ratio	106.3%	97.4%	100.7%	98.3%
The Workers’ Compensation Insurance segment results for the third quarter of 2021 reflect a 2 percentage point increase in the full year 2021 accident year loss ratio from the ratio reported for June 30, 2021, partially offset by a lower underwriting expense ratio.
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Gross premiums written during third quarter were higher as compared to the same period of 2020, primarily reflecting improved audit premium results, renewal retention, and renewal pricing, partially offset by a decrease in new business. Audit premium returned to policyholders in our traditional business reduced written premium by approximately $100,000 in the third quarter, compared to approximately $800,000 in the same period of 2020. Renewal pricing in the quarter increased in our traditional business by 1%, while retention increased to 87% from 84% in the prior year period. Traditional new business written was $3.5 million, down from $6.2 million in the same quarter of 2020, reflecting a reduction in submissions and the competitive market conditions.
The increase in the calendar year net loss ratio reflects our response to an increase in reported loss activity related to the current accident year, primarily driven by our small business book, specifically small construction, hospitality, and restaurant accounts. As a result, we increased our full-year 2021 accident year loss ratio to 74.0% in the third quarter, from 72.0% as of June 30, 2021. We continue to believe the higher claim activity is attributable to the current pandemic conditions and the impact of workers returning to full employment with the easing of pandemic-related restrictions in our operating territories, including the impact of labor shortages on the existing workforce. Prior year favorable reserve development was $1.5 million in the third quarter, compared to $2.0 million in the same quarter of 2020.
The decrease in the underwriting expense ratio in the third quarter of 2021 primarily reflects the effect of the August 2020 restructuring and related severance costs of approximately $900,000, and lower compensation-related costs driven by a reduction in headcount.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross premiums written	$15,244	$15,933	(4.3%)	$56,455	$58,068	(2.8%)
Net premiums written	$13,260	$14,011	(5.4%)	$49,656	$51,246	(3.1%)

Net premiums earned	$15,344	$16,052	(4.4%)	$47,500	$49,780	(4.6%)
Net investment income	193	273	(29.3%)	620	832	(25.5%)
Net realized gains (losses)	204	1,495	(86.4%)	2,772	894	210.1%
Other income	—	12	(100.0%)	2	203	(99.0%)
Net losses and loss adjustment expenses	(8,693)	(6,858)	26.8%	(26,560)	(23,890)	11.2%
Underwriting, policy acquisition and operating expenses	(4,758)	(5,036)	(5.5%)	(15,078)	(15,474)	(2.6%)
SPC U.S. federal income tax expense(1)	(431)	(871)	(50.5%)	(1,291)	(1,573)	(17.9%)
SPC net results	1,859	5,067	(63.3%)	7,965	10,772	(26.1%)
SPC dividend (expense) income (2)	(1,320)	(3,854)	(65.7%)	(5,926)	(7,988)	(25.8%)
Segment results (3)	$539	$1,213	(55.6%)	$2,039	$2,784	(26.8%)
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(2) Represents the net (profit) loss attributable to external cell participants.
(3) Represents our share of the net profit (loss) of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Current accident year net loss ratio	67.2%	67.3%	66.3%	63.3%
Effect of prior accident years’ reserve development	(10.5%)	(24.6%)	(10.4%)	(15.3%)
Net loss ratio	56.7%	42.7%	55.9%	48.0%
Underwriting expense ratio	31.0%	31.4%	31.7%	31.1%
Combined ratio	87.7%	74.1%	87.6%	79.1%
The SPCR segment result in the third quarter reflects an increase in the combined ratio and a reduction in net realized investment gains.
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The decrease in gross premiums written reflects the competitive workers’ compensation market and retention losses in the healthcare professional liability programs.
Workers’ compensation renewal pricing decreases were 2% in the third quarter, and renewal retention was 93%, up from 90% in the same quarter of 2020. New business written totaled approximately $800,000 in the third quarter of 2021, compared to $1.2 million in the same quarter of 2020. We renewed 100% of the alternative market programs available for renewal during the third quarter.
The increase in the calendar year net loss ratio primarily reflects lower levels of favorable reserve development in prior accident years, and the continuation of intense price competition and the resulting renewal rate decreases. Prior year favorable reserve development was $1.6 million in the third quarter, compared to $4.0 million in the same quarter of 2020, and entirely related to the workers’ compensation portion of our business.
Excluding the impact of audit premium, the underwriting expense ratio was unchanged in the third quarter.
LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross premiums written	$8,970	$23,862	(62.4%)	$31,702	$72,441	(56.2%)
Net premiums written	$8,445	$19,092	(55.8%)	$26,118	$59,269	(55.9%)

Net premiums earned	$10,953	$18,142	(39.6%)	$40,263	$61,186	(34.2%)
Net investment income	431	951	(54.7%)	1,677	3,236	(48.2%)
Net realized gains (losses)	35	489	(92.8%)	9	1,100	(99.2%)
Other income (loss)	283	411	(31.1%)	864	219	294.5%
Net losses and loss adjustment expenses	(6,846)	(9,317)	(26.5%)	(25,257)	(39,432)	(35.9%)
Underwriting, policy acquisition and operating expenses	(3,909)	(6,938)	(43.7%)	(15,219)	(23,373)	(34.9%)
Income tax benefit (expense)	—	—	nm	—	29	nm
Segment results	$947	$3,738	(74.7%)	$2,337	$2,965	(21.2%)

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Current accident year net loss ratio	50.4%	65.9%	54.5%	66.5%
Effect of prior accident years’ reserve development	12.1%	(14.5%)	8.2%	(2.1%)
Net loss ratio	62.5%	51.4%	62.7%	64.4%
Underwriting expense ratio	35.7%	38.2%	37.8%	38.2%
Combined ratio	98.2%	89.6%	100.5%	102.6%
Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the results from our participation in Lloyd's of London Syndicate 1729 and Syndicate 6131. We have viewed and continued to view our participation in Lloyd’s Syndicates 1729 and 6131 as an investment outside our core operations.
To support and grow our core insurance operations, we decreased our participation in Syndicate 1729 to 5% from 29% for the 2021 underwriting year. We also decreased our participation in Syndicate 6131 to 50% from 100% for the 2021 underwriting year. Due to the quarter lag, the change in participation in Syndicates 1729 and 6131 was not reflected in our results until the second quarter of 2021.
Our Lloyd's Syndicates segment also includes 100% of the results of our wholly owned subsidiaries that support our operations at Lloyd's. In addition to our participation in Syndicate results, we have investments in and other obligations to our Lloyd's Syndicates consisting of a Syndicate Credit Agreement and Funds at Lloyd’s (“FAL”) requirements.
Syndicate 1729’s maximum underwriting capacity for the 2021 underwriting year is approximately $249 million, of which approximately $12 million is our allocated underwriting capacity, reflecting our decreased participation rate. For the 2021 underwriting year, the maximum underwriting capacity of Syndicate 6131 is approximately $27 million, of which $14 million
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is our allocated underwriting capacity, reflecting our decreased participation rate. The stated underwriting capacities for both Syndicates are calculated based upon currency exchange rates as of September 30, 2021.
The decrease in gross premiums written and net premiums earned in the third quarter primarily reflects our reduced participation in Syndicates 1729 and 6131 for the 2021 underwriting year. The decrease was partially offset by volume increases on renewal business and renewal pricing increases as well as new business written.
The decrease in the current accident year net loss ratio for the quarter was primarily attributable to decreases to certain loss estimates during the current period and, for the 2021 nine-month period, higher reinsurance recoveries as a proportion of gross losses as compared to the prior year period.
For the third quarter, we recognized adverse prior year development of approximately $1.3 million compared to prior year favorable development of $2.6 million in the comparable period of 2020, driven by higher than expected losses and development on certain large claims, primarily catastrophe-related losses.
CORPORATE SEGMENT

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Net investment income	$18,654	$15,700	18.8%	$49,416	$51,809	(4.6%)
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	18,835	9,387	100.6%	45,489	(6,093)	846.6%
Tax credit partnerships	(3,591)	(4,534)	(20.8%)	(11,530)	(15,972)	(27.8%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	15,244	4,853	214.1%	33,959	(22,065)	253.9%
Net realized investment gains (losses)	291	6,854	(95.8%)	17,431	(1,844)	1045.3%
Other income	1,542	775	99.0%	3,786	1,813	108.8%
Operating expenses	(6,872)	(5,044)	36.2%	(19,050)	(17,632)	8.0%
Interest expense	(5,814)	(3,881)	49.8%	(14,203)	(11,725)	21.1%
Income tax (expense) benefit	(219)	(2,141)	(89.8%)	(1,369)	48,592	102.8%
Segment results	$22,826	$17,116	33.4%	$69,970	$48,948	42.9%

Consolidated effective tax rate	(2.3%)	(1.4%)		(2.9%)	20.4%

Our Corporate segment’s results include the investment operations of NORCAL since the date of acquisition. Further, segment results exclude transaction-related costs and the associated income tax benefit related to the NORCAL acquisition, as we do not consider these items in assessing the financial performance of the segment.
We continued to see strong performance from our investments in LPs/LLCs in the third quarter, the results of which are typically reported on a one-quarter lag. Accordingly, the favorable result was driven by the market improvement during the second quarter of 2021. Net investment income increased due to income from investments acquired from NORCAL. The gains from LPs/LLCs and net investment income were partially offset by lower net realized investment gains as compared to the prior-year quarter, primarily driven by mark to market changes in the fair value of our convertible securities and equity investments.
Operating expenses increased primarily as a result of higher amounts accrued for performance-related incentive plans, partially offset by a decrease in professional fees and the effect of one-time expenses incurred during the prior year period associated with the restructuring.
Further, our consolidated interest expense increased by approximately $1.9 million in the quarter driven by the addition of interest expense on the Contribution Certificates associated with our acquisition of NORCAL.
For the nine months ended September 30, 2021, our consolidated effective tax rate was (2.9%) which resulted in a consolidated income tax benefit of $3.1 million. Our effective tax rate for the 2021 nine-month period of (2.9%) was different from the statutory federal income tax rate of 21% primarily due the non-taxable gain on bargain purchase of $74.4 million related to the NORCAL acquisition and the recognition of tax credits transferred to us from our tax credit partnership investments.
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Non-GAAP Financial Measures
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations, however it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended September 30		Nine Months Ended September 30
(In thousands, except per share data)	2021	2020	2021	2020
Net income (loss)	$12,200	$(149,979)	$111,984	$(190,032)
Items excluded in the calculation of Non-GAAP operating income (loss):
Net realized investment (gains) losses	(530)	(8,838)	(20,212)	(150)
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	143	1,155	2,208	732
Transaction-related costs (2)	2,327	—	23,535	—
Goodwill impairment	—	161,115	—	161,115
Guaranty fund assessments (recoupments)	53	88	186	114
Gain on bargain purchase (3)	—	—	(74,408)	—
Pre-tax effect of exclusions	1,993	153,520	(68,691)	161,811
Tax effect, at 21% (4)	(427)	(982)	(841)	(2,808)
After-tax effect of exclusions	1,566	152,538	(69,532)	159,003
Non-GAAP operating income (loss)	$13,766	$2,559	$42,452	$(31,029)
Per diluted common share:
Net income (loss)	$0.23	$(2.78)	$2.07	$(3.53)
Effect of exclusions	0.02	2.83	(1.28)	2.95
Non-GAAP operating income (loss) per diluted common share	$0.25	$0.05	$0.79	$(0.58)
(1) Net realized investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any realized gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net realized investment gains (losses) recognized in earnings, we are excluding the portion of net realized investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.
(2) Transaction-related costs associated with our acquisition of NORCAL. We are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
(3) Gain on bargain purchase associated with our acquisition of NORCAL which is considered unusual, infrequent and non-recurring in nature. As such, we have excluded the gain on bargain purchase from Non-GAAP operating income (loss) as it does not reflect normal operating results.
(4) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. We utilized the discrete effective tax rate method for the three and nine months ended September 30, 2021 while we utilized the estimated annual effective tax rate method for the three and nine months ended September 30, 2020. For the 2021 periods, our statutory tax rate was applied to these items in calculating net income (loss), excluding the 2021 gain on bargain purchase. For the 2020 periods, our effective tax rate for the respective periods was applied to these items in calculating net income (loss), excluding the 2020 goodwill impairment loss and net realized investment gains (losses) and related adjustments. Net realized investment gains (losses) in our Corporate segment are discrete items and are tax effected at the annual expected statutory tax rate (21%) in the period they are included in our consolidated tax provision and net income (loss). The taxes associated with the net realized investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net realized investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net realized investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected. The 2021 gain on bargain purchase is non-taxable and therefore had no associated income tax impact. The 2020 goodwill impairment loss was treated as a discrete item and the portion that is tax deductible was tax effected at the statutory tax rate (21%). The remaining portion of the 2020 goodwill impairment loss is not tax deductible and therefore had no associated income tax benefit. See further discussion under the heading “Taxes” in the Executive Summary of Operations section of our September 30, 2021 report on Form 10-Q.
Conference Call Information
ProAssurance management will discuss third quarter 2021 results during a conference call at 10:00 a.m. ET on Tuesday, November 9, 2021. We invite US-based investors who would like to participate in the call to dial either (844) 200-6205 (toll free) or (646) 904-5544 (local), and international investors may dial +1 (929) 526-1599. The access code for all attendees is 249636. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least
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NEWS RELEASE CONTINUES
December 7, 2021 for US-based investors at (866) 813-9403 (toll free) or (929) 458-6194 (local), and international investors may dial +44 (204) 525-0658, using access code 446235. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @ProAssurance on Twitter to be notified of the latest news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by AM Best; NORCAL Group is rated “A-” (Excellent) by AM Best. ProAssurance and its operating subsidiaries (excluding NORCAL Group) are rated “A-” (Strong) by Fitch Ratings. NORCAL Group is rated “A-” (Excellent) by A.M. Best. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to differ materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions.
Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of agents or brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake and specifically declines any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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